                         CONTINUING EMPLOYMENT AGREEMENT AND GENERAL RELEASE

         This Continuing  Employment Agreement and General Release ("Agreement") is made and entered into this 30th day of March,  2001 (the  "Effective  Date") by and between  eXcelon  Corporation,  a
Delaware  Corporation  ("EXLN"),  and Brian Otis, an individual residing at 1510 Salem Street, North
Andover, MA 01845 ("Otis").
                                    W I T N E S S E T H T H A T:

WHEREAS, EXLN has employed Otis most recently as Senior Vice President, Operations; and

WHEREAS, EXLN and Otis wish to set forth the terms of the termination of Otis' employment with EXLN;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EXLN and Otis hereby agree as follows:

         1. Otis  hereby  agrees to resign as an officer and Senior Vice  President,  Operations  of
EXLN,  effective  as of March 31,  2001,  and shall  assume the  position  of Vice  President,  Data
Management  Division of EXLN until the end of the  Continuation  Period,  as defined  below.  At the request  of EXLN,  Otis will  execute  and  deliver  to EXLN a separate  instrument  embodying  such resignation.

         2. During the period  beginning on March 31, 2001 and continuing  until March 31, 2002 (the
"Continuation Period"), EXLN shall pay Otis, pursuant to EXLN's standard payroll policies, an amount equal to $6,093.75 for each of a total of twenty-four (24) pay periods, less applicable  deductions.
In addition,  EXLN shall pay Otis his performance  bonus amount,  pursuant to existing  compensation agreements  in effect for the year 2000,  less  applicable  deductions,  and shall provide Otis with medical and dental  insurance  coverage  under COBRA,  at EXLN's  expense but less Otis'  applicable contribution for such insurance,  until the end of the Continuation Period; provided,  however, that if Otis becomes re-employed with another employer and is eligible to receive such insurance coverage under another  employer-provided  plan, EXLN's contributions toward the insurance coverage set forth herein shall terminate  immediately  and Otis shall have the election to continue such coverage,  at
Otis' sole expense.  Notwithstanding  any termination of such insurance benefits as set forth above, all other benefits and payments set forth herein shall continue in full force and effect.  Except as expressly set forth in this  Agreement,  as of March 31, 2001, Otis shall not be entitled to benefit from or continue to participate in any bonus or deferred compensation plan(s) maintained by EXLN. In addition to the amounts set forth above,  EXLN shall pay Otis his  performance  bonus amount for the year 2001 in a lump sum payment of  $90,000.00,  less  applicable  deductions,  upon March 31, 2001, provided  that Otis is still an  employee  of EXLN on March 30,  2001.  In the event of a "Change of
Control"(a  Change of Control  shall be deemed to have  occurred if EXLN (1) is acquired by,  merged into  or  consolidated  with  another  corporation  or  entity  under  circumstances  in  which  the stockholders of EXLN  immediately  prior to such  acquisition,  merger or  consolidation  do not own immediately after giving effect to such acquisition, merger or consolidation shares of capital stock representing  at least fifty percent (50%) of the voting power of EXLN or the surviving or resulting corporation  or  entity,  as the case may be,  and/or  (2)  sells or  otherwise  disposes  of all or substantially all of its assets; provided, however, that no such acquisition, merger, consolidation, or  disposition  of assets  shall  constitute  a Change of Control if such  transactions  take place between or among (x) two or more  subsidiaries  of EXLN (if any) only or (y) EXLN and one or more of its subsidiaries (if any) only) during the Continuation Period, all amounts outstanding and owing to
Otis, as set forth above, shall be paid to Otis in a lump sum payment,  less applicable  deductions, thirty (30) days after the closing date giving effect to such Change of Control.

         3. From March 31, 2001 until the end of the  Continuation  Period,  and in consideration of the payments described in the immediately preceding paragraph, Otis shall continue as an employee of
EXLN and shall use his best efforts to perform such duties as the Board of Directors of EXLN, or the
Chief Executive Officer of EXLN, shall reasonably assign to him. Notwithstanding the foregoing, Otis shall have the right to accept other employment,  in addition to his employment by EXLN, as of March
31, 2001.

         4. EXLN agrees that Otis may retain the personal  computer,  mobile  telephone and personal digital  assistant  provided to him during his employment with EXLN  (collectively the "Equipment"), provided  that Otis  agrees  and  acknowledges  by his  signature  below  that (i) all  Confidential
Information  and  material   belonging  to  EXLN,   including   without   limitation  all  software,
documentation,  records,  forms,  customer  lists and data,  will be removed and  deleted  from such
Equipment at the end of the  Continuation  Period;  (ii) Otis has ceased any and all  utilization of such Confidential Information and material; and (iii) no copies of such Confidential Information and material have been made. As a condition of Otis' employment by EXLN during the Continuation  Period,
EXLN agrees to provide Otis with voice-mail and e-mail facilities for a period ending the earlier of
(i) the end of the Continuation Period or (ii) upon Otis' request.

         5. All options which have  heretofore  been granted to Otis under EXLN's 1997  Nonqualified
Stock Option Plan,1996 Stock Incentive and Nonqualified  Stock Option Plan, 1995 Nonqualified  Stock
Option Plan,  and/or 1996 Employee Stock Purchase Plan (the  "Options")  shall be  exercisable,  and expire, in accordance with their terms in effect as of the date of this Agreement. The Options shall continue to vest until the end of the Continuation  Period,  the date on which Otis' employment with
EXLN  terminates  pursuant to the terms of this Agreement.  It is  specifically  acknowledged by the parties  hereto  that the period from March 31, 2001 until March 31,  2002,  the  conclusion  of the
Continuation Period, shall constitute continued employment by EXLN for the purpose of any provisions of such Options relating to the vesting thereof  including the 24 month  acceleration upon Change of
Control and that no Option or portion thereof shall vest after the last scheduled vesting date prior to or on March 31, 2002, the last day of the Continuation Period.

         6. Otis specifically  acknowledges that the payments made and benefits extended after March
31,2001 by EXLN are in lieu of all other benefits and payments which otherwise may have been payable to Otis as a result of his separation from EXLN under benefit plans or policies of EXLN,  including, without  limitation,  additional  severance,  bonus payments and separation pay, and after March 31,
2001 Otis  hereby  waives  any  rights he may have in or to any such  other  benefits  or  payments, including without limitation any benefits and payments under Otis' Executive  Employment  Agreement, dated  November 19,  1998,  which is  superseded  in its  entirety by this  Agreement,  it being the intention of the parties hereto to convert and merge all such rights into this Agreement after March
31, 2001.

         7. Otis  hereby  acknowledges  and  ratifies  his  obligations  under the  NON-COMPETITION,
NON-SOLICITATION,  NON-DISCLOSURE AND DEVELOPMENTS  AGREEMENT,  dated November 19, 1998 between Otis and EXLN, a copy of which is attached hereto and incorporated herein by reference,  and Otis further agrees to be bound by the terms thereof.

         8. Otis, for good and valuable  consideration the receipt of which is hereby  acknowledged, for himself  and his legal  representatives,  successors,  and assigns  hereby  unconditionally  and irrevocably  releases,  remises,  and forever discharges EXLN, its subsidiaries and affiliates,  and their respective past,  present and future agents,  officers,  directors,  shareholders,  attorneys, employees, servants, and representatives and all of EXLN's successors, predecessors, and assigns, of and from all manner of actions, causes of actions, suits, debts, demands,  damages, costs, expenses, attorneys' fees, obligations,  agreements,  and claims whatsoever,  at law, in equity, or otherwise, known or unknown,  which Otis has or may have,  either now or at any time before the last day of the
Continuation Period,  against EXLN, including but not limited to any claims arising out of or in any way related to Otis' employment by EXLN, Otis'  resignation as an officer and Senior Vice President,
Operations of EXLN, the termination of Otis'  employment by EXLN, any claims of wrongful  discharge, any claims of intentional or negligent  misrepresentation and any claims of discrimination under the common law or any statute  (including,  without  implication of  limitation,  Title VII of the Civil
Rights Act of 1964 and the Age Discrimination in Employment Act of 1967);  provided,  however,  that any claims that Otis may make against EXLN for breach of this  Agreement are  specifically  exempted from this release.  Otis  acknowledges  and agrees that the payments and benefits to be made to Otis pursuant to this  Agreement are over and above any other money or benefits that would be due to Otis under the terms of EXLN's usual policies and practices.  Otis hereby waives any claim for attorney's fees or costs and any claim for  reinstatement.  In the event any waiver hereunder is found invalid,
Otis must return all amounts paid to Otis by EXLN pursuant to Section 2 hereof.

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         9. Otis and EXLN hereby agree to be publicly  supportive of each other.  Otis agrees not to criticize,  disparage or  otherwise  comment  negatively  about,  orally or in writing,  directly or indirectly,  EXLN, its subsidiaries,  affiliates or any of their respective past,  present or future officers,  directors,  employees,  agents, businesses,  products or services. Otis agrees to use his best efforts to ensure that none of the members of his family so criticize or disparage  any of such persons or entities.  Otis further  agrees that he shall be publicly and privately  cooperative  and supportive of EXLN in regard to its personnel,  corporate  practices and policies and other matters.
EXLN agrees not to disparage or make negative statements about Otis and to be publicly and privately cooperative and supportive of Otis in regard to his transition.

         10. The parties agree that,  except as may be required by law or as may be mutually agreed, each party will keep the terms and existence of this Agreement completely and strictly confidential, and that each party will not hereafter disclose any information concerning this Agreement to anyone, except to legal  counsel;  for  accounting  purposes  and to the extent  necessary  to enforce  this
Agreement.

         11.  With the  exception  of the  Equipment,  Otis  agrees to return any and all  property, whether  tangible or intangible,  provided to Otis by EXLN at the  termination  of the  Continuation
Period.

         12. Otis acknowledges that he has been given the opportunity to consider this Agreement for twenty-one  (21) days before  executing  it. If the  Agreement is not signed by Otis and returned to
EXLN so that EXLN receives it within  twenty-one  (21) days of Otis' receipt of the Agreement,  this
Agreement will not be valid. In the event that Otis executes and returns this Agreement  within less than  twenty-one (21) days of the date that Otis receives it, Otis  acknowledges  that such decision was entirely  voluntary and that Otis had the  opportunity to consider this Agreement for the entire twenty-one (21) day period.  EXLN  acknowledges that for a period of seven (7) days from the date of execution of this  Agreement,  Otis will retain the right to revoke this Agreement by written notice that EXLN receives  prior to the  expiration of such seven (7) day period,  and that this  Agreement shall not become effective or enforceable until the expiration of such revocation period.

         13.  This  Agreement  and  the   NON-COMPETITION,   NON-SOLICITATION,   NON-DISCLOSURE  AND
DEVELOPMENTS AGREEMENT, attached hereto, embodies the entire understanding and agreement between the parties,  and supersedes all other oral or written agreements or understandings  between the parties regarding the subject matter hereof,  including  without  limitation any terms and conditions of any employment agreement or other similar agreement(s), and it shall be binding and inure to the benefit of the  successors  and assigns of each. No change,  alteration or  modification  hereof may be made except in a writing signed by both parties hereto.  This Agreement and the rights and obligations of the  parties  hereunder  shall be  construed  in  accordance  with and  governed  by the laws of The
Commonwealth of  Massachusetts  (disregarding  any choice of law rules which may look to the laws of any other jurisdiction).

         14. The parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any other  representation  or  statement  made by any person or entity with regard to the subject matter,  basis,  or effect of this  Agreement,  with the sole exception of the provisions set forth herein.  Mistakes of fact or law shall not constitute grounds for modification, avoidance or rescission  of the terms and  conditions  of this  Agreement.  The fact that a party or counsel  for a party  drafted a  provision  or  provisions  of this  Agreement  shall not cause that provision or those provisions to be construed against the drafting party.

         15.  This  Agreement  may be executed  in one or more  counterparts,  each of which when so executed shall be deemed an original,  but all of which  together shall  constitute one and the same instrument.

         16.  In  entering  into  this  Agreement,  the  parties  represent  that  they have had the opportunity  to seek the  advice  of legal  counsel  and that the terms of the  Agreement  have been completely  read and  explained to them and that those terms are fully  understood  and  voluntarily agreed to.
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EXLN:                                                                    Otis:
eXcelon Corporation                                                      Brian Otis

By:_____________________________                                By:_________________________________

Name:___________________________                                Name:_______________________________
           (Printed or Typed)                                             (Printed or Typed)

Title:__________________________

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